EXHIBIT 10.2

PROMISSORY NOTE

$1,000,000	September 21, 2004

FOR VALUE RECEIVED, the undersigned, VIE FINANCIAL GROUP, INC., a Delaware corporation (the “Maker”) promises to pay to the order of PIPER JAFFRAY COMPANIES (the “Payee”) at its main office in Minneapolis, Minnesota, in lawful money of the United States, or at such other address as the holder hereof may from time to time designate in writing, the principal amount of all loans made by the Payee to the Maker under the terms of this Note (each an “Advance” and collectively the “Advances”). The aggregate principal amount of all Advances outstanding hereunder shall not exceed ONE MILLION AND 00/100 DOLLARS ($1,000,000), and shall be due and payable in full on either (i) February 28, 2005, or (ii) if Payee breaches its obligations under that certain LLC Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), between the Maker, the Payee and Vie Securities, LLC, a Delaware limited liability company (the “Subsidiary”), such that the Purchase Agreement is terminated in accordance with its terms, the date that is the six-month anniversary of the date of termination of the Purchase Agreement (the applicable date set forth in the preceding clauses (i) and (ii) being referred to herein as, the “Maturity Date”). The amount and date of each Advance shall be entered by the Payee into Payee’s records, which records shall be conclusive evidence of the subject matter thereof absent manifest error.

This Note matures on the Maturity Date, and the outstanding principal amount of this Note shall be repaid in full on the Maturity Date.

Interest on the unpaid principal balance of this Note shall accrue from the date hereof at a per annum fixed rate equal to five percent (5%). The Maker also shall pay interest on any overdue installment of principal from the due date thereof until paid at an interest rate per annum equal at all times to two percent (2%) per annum in excess of the interest rate set forth above, which interest shall be payable upon demand. No provision of this Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

Accrued interest at the rates referred to above shall be due and payable in full on the Maturity Date.

Notwithstanding anything contrary contained herein, this Note shall be forgiven and the Maker shall not be required to make any payments of outstanding principal or interest upon the consummation of the sale of all of the issued and outstanding membership interests in the Subsidiary as provided in the Purchase Agreement. Upon the consummation of such sale, the Payee shall surrender this Note to the Maker for cancellation.

Amounts due and owing under this Note are subordinated in right of payment, to the prior payment in full of all amounts owed by the Maker to (i) RGC International Investors, LDC pursuant to that certain 7.5% Senior Secured Promissory Note, dated as of May 3, 2002, in the original principal amount of $4,751,875.66; and (ii) Optimark Innovations, Inc. pursuant to that certain Senior Secured Convertible Promissory Note, dated as of May 3, 2002, in the original principal amount of $2,727,273.

Principal, interest and fees owed under this Note are payable in lawful money of the United States of America in immediately available funds.

All payments under this Note shall be applied initially against accrued interest and thereafter in reduction of principal. The principal amount hereof, together with accrued, unpaid interest hereon, may be prepaid at any time and from time to time without premium or penalty.

The Payee shall forward a first Advance in immediately available funds in the amount of $700,000 on the date hereof, and shall forward a second Advance of $300,000 in immediately available funds 30 days after the date hereof.

It is expressly understood that the Payee is under no obligation to make any Advance to the Maker under this Note (whether by reason of any provision hereof or otherwise) if an Event of Default, as hereinafter defined, has occurred and is continuing.

Maker shall, immediately upon receipt, contribute to the equity of the Subsidiary all amounts advanced under this Note. Maker further agrees not to request, and shall not cause the Subsidiary to make, any dividend or other distribution to Maker on the amounts contributed to the Subsidiary as described in the preceding sentence.

The Maker warrants and represents to the Payee that (a) it is a corporation duly formed and in good standing under the laws of its state of formation and duly qualified to do business in each jurisdiction where such qualification is necessary, except for where such failure to qualify would not be material, (b) the execution and delivery of this Note, and the performance by the Maker of its obligations hereunder are within the Maker’s corporate powers and have been duly authorized by all necessary on the Maker’s part, and (c) this Note is the Maker’s legal, valid and binding obligation, enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights generally), the making and performance of which do not and will not contravene or conflict with the Maker’s certificate of incorporation or bylaws, or violate or constitute a default under any law, any presently existing requirement or restriction imposed by judicial, arbitral or other governmental instrumentality or any agreement, instrument or indenture by which the Maker is bound. Upon the making of each Advance hereunder by the Payee, the Maker shall be deemed to reassert each of the foregoing warranties and representations.

If any one or more of the following events (“Events of Default”) shall occur, then, in any such event, the holder hereof may, at its option, declare this Note to be immediately due and payable, together with all unpaid interest accrued hereon, without further notice or demand, but in the case of any of the occurrence of any of events described in paragraphs (b), (f) or (g) below, this Note shall become automatically due and payable, including unpaid interest accrued hereon, without notice or demand:

(a) The Purchase Agreement by and among the Maker and Payee is terminated by either Party, other than due to a breach by the Payee of its obligations thereunder, in which case, this Note shall not be accelerated for such reason);

(b) The occurrence of a change of control with respect to the Maker or Subsidiary with a party other than the Payee (a change of control being defined as (i) a merger or consolidation in which the Maker or the Subsidiary is a constituent party in which the shares of the capital stock of the Maker outstanding immediately prior to such merger or consolidation continue to represent, or are converted in into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock, (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, by the Maker or the Subsidiary of all or substantially all the assets of the Maker and the Subsidiary taken as a whole, or (iii) the sale or transfer, in a single transaction or a series of related transactions, by the stockholders of the Maker of more than 50% by voting power of the then-outstanding capital stock of the Maker to any person or entity or group of affiliated persons or entities);

(c) The Maker shall default in the due and punctual payment of either principal of or interest on this Note when the same shall become due and payable;

(d) Any representation or warranty made by the Maker under or in connection with this Note shall prove to have been incorrect in any material respect when made;

(e) Default in the due observance or performance of any covenant, condition or agreement on the part of the Maker to be observed or performed pursuant to the terms of this Note;

(f) The Maker shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of Maker or any of Maker’s properties or assets, (ii) admit in writing Maker’s inability to pay Maker’s debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against Maker in any proceeding under any such law;

(g) An order, judgment or decree shall be entered, without the application, approval or consent of the Maker, by any court of competent jurisdiction, approving a petition seeking the reorganization or liquidation of the Maker or of all or a substantial part of the properties or assets of the Maker, or appointing a receiver, trustee or liquidator of the Maker, and such order, judgment or decree shall continue unstayed and in effect for any period of ten days; or

(h) The Maker shall default in any of Maker’s other obligations or indebtedness owing to the Payee.

If this Note or any payment required to be made thereunder is not paid on the due date (whether at original maturity or following acceleration), the holder hereof shall have, in addition to any other rights it may have under applicable laws, the right to set off the indebtedness evidenced by this Note against any indebtedness of such holder to the Maker.

No failure or delay on the part of the holder of this Note in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof of the exercise of any other power or right. No notice to or demand on the Maker in any case shall entitle the Maker to any notice or demand in similar or other circumstances.

The Maker agrees to reimburse the holder of this Note upon demand for all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, in connection with such holder’s enforcement of the obligations of the Maker hereunder.

Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived. In the event of an Event of Default, as set forth above, the Maker agrees to pay costs of collection and reasonable attorneys’ fees.

This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the conflicts of laws principles thereof). The Maker hereby submits itself to the jurisdiction of the courts of the State of Minnesota and the Federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of this Note, waives any argument that venue in such forums is not convenient and agrees that any actions initiated by the Maker shall be venued in such forums.

VIE FINANCIAL GROUP, INC.

By:	/s/ Dean Stamos
Name:	Dean Stamos
Title:	Chief Executive Officer

Acknowledged and Accepted by:

PIPER JAFFRAY COMPANIES

By:	/s/ Thomas P. Schnettler
Name:	Thomas P. Schnettler
Title:	Managing Director and Head of Equities and Investment Banking